EXHIBIT 11.1

                      TEREX CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE


                                                    Three Months Ended
                                                        March 31,
                                                   1994            1993

PRIMARY:

Average shares outstanding                    10,303,067      9,950,275

Net effect of common stock equivalents
 based on the treasury stock method
 using average market price (1)                      ---            ---

     Total                                    10,303,067      9,950,275

Net loss                                  $ (10,824,000) $ (12,399,000)

Primary loss per share                       $  (1.05)      $  (1.25)


FULLY DILUTED:

Average shares outstanding                    10,303,067      9,950,275

Net effect of common stock equivalents
 based on the treasury stock method using
 period-end market price when it is greater
 than average market price (1)                       ---            ---

     Total                                    10,303,067      9,950,275

Net loss                                  $ (10,824,000) $ (12,399,000)

Primary loss per share                        $ (1.05)       $ (1.25)



(1) Not applicable as inclusion is anti-dilutive.